EXHIBIT 16.1

August 24, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Natus Medical Incorporated’s Form 8-K dated August 19, 2005, and have the following comments:

1.	We agree with the statements made in the first, second, third and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the fifth paragraph.

Very truly,

/s/ Deloitte & Touche LLP